Exhibit 10.9

2013 SALES INCENTIVE PLAN

Irv Alpert

There are three components to this plan:

Monthly Enterprise Bonus

A bonus can be earned each month for achievement against the enterprise bookings plan.  The bonus is calculated as follows:

1.           Bonus is based on total enterprise bookings, acquisition and retention, against plan.

2.           Minimum commission is earned when 85% of the total monthly bookings plan is achieved.

3.           Target bonus is earned when 100% of the total monthly bookings plan is achieved.

4.           The bonus earned between 85% and 100% plan achievement is prorated between the minimum and target bonus.

5.           An additional 10% bonus is earned for each dollar over the total monthly bookings plan.

Annual Channel Retention Bonus

If the current book of business in Channel sales at December 31, 2013 is at minimum the contract value as of January 1, 2013, a retention bonus will be paid.  A monthly draw will be provided against this bonus throughout the year.  The draw may be suspended at any time during the year if the contract value falls 5% below the minimum target (or 95% of original contract value) at management’s discretion.  If a current customer is lost, the dollars can be recovered from growth from another current customer as of January 1, 2013.  2012 Channel book of business includes all royalties and fees paid on existing contracts in 2012.

Monthly Channel New Business Commission

A 10% commission is earned on all new channel business (new customers as of January 1, 2013) during the month the business is contracted.  Channel is defined as any content license to a third party or a franchise client.